Exhibit 99.1
News Release

Contact:      Gabrielle M. Andrés, Corporate Communications, (615) 269-8175
HEALTHCARE REALTY TRUST ANNOUNCES
FOURTH QUARTER DIVIDEND
     NASHVILLE, Tennessee, January 29, 2008 — Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend for the quarter ended December 31, 2007. This dividend, in the amount of $0.385 per share, is payable on March 3, 2008 to shareholders of record on February 15, 2008.
     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $1.7 billion in 177 real estate properties and mortgages as of September 30, 2007, excluding assets classified as held for sale and including investments in three unconsolidated limited liability companies. The Company’s 172 owned real estate properties, excluding assets classified as held for sale, are comprised of six facility types, located in 24 states, totaling approximately 10.6 million square feet. The Company provides property management services to approximately 7.1 million square feet nationwide.
In addition to the historical information contained within, the matters in this press release contain forward-looking statements related to future dividend payments that involve risks and uncertainties. These risks are discussed in filings with the SEC by Healthcare Realty
Trust, including its Annual Report on Form 10-K for the year ended December 31, 2006 under the heading “Risk Factors.” Forward-
looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.
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